STOCK OPTION CALCULATION - EARNINGS PER SHARE
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Exhibit 11 - COMPUTATION OF PER SHARE EARNINGS
(Thousands of dollars, except per share data)

                                  Six Months Ended June 30     Three Months Ended June 30
                                       1995          1994           1995          1994
PRIMARY                           ---------------------------- ----------------------------
Average shares outstanding           31,117,222    30,890,262     31,155,318    30,922,092
Net effect of stock
  options - based on the
  treasury stock method using
  average market price                 (1)           (1)            (1)           (1)
                                  ---------------------------- ----------------------------
                                     31,117,222    30,890,262     31,155,318    30,922,092

Net income (loss)                       $65,519       $28,380        $31,243       $20,634

     Per-share amount                     $2.11         $0.92          $1.00         $0.67
                                          =====         =====          =====         =====

FULLY DILUTED
Average shares outstanding           31,117,222    30,890,262     31,155,318    30,922,092
Net effect of dilutive stock
  options - based on the
  treasury stock method using
  the average quarterly market
  price, if higher than exercise
  price                                 287,893       129,307        441,574       107,740
                                  ---------------------------- ----------------------------
                                     31,405,115    31,019,569     31,596,892    31,029,832

Net income (loss)                       $65,519       $28,380        $31,243       $20,634

     Per-share amount                     $2.09         $0.91          $0.99         $0.66
                                          =====         =====          =====         =====

(1) Incremental number of shares excluded from calculation since they do not have a dilutive effect.
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